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                                                                Exhibit (1)(g)

                             THE ARCH FUND, INC.

                          CERTIFICATE OF CORRECTION

         The Arch Fund, Inc., a Maryland corporation having its principal office in the city of Baltimore, Maryland (hereinafter the "Corporation"), certifies that:

         FIRST:   This Certificate of Correction corrects the Articles
Supplementary filed March 21, 1991.

         SECOND: Paragraph THIRD of the Articles Supplementary as filed, in describing the total number and classification of shares of capital stock which the Corporation is presently authorized to issue, inadvertently listed the number of Class A - Special Series 1 shares as "Three Billion
(3,000,000,000)"; such paragraph THIRD should read as follows:

         THIRD: The total number of shares of capital stock which the Corporation is presently authorized to issue is Five Billion (5,000,000,000) shares of Common Stock, of which Nine Hundred Million (900,000,000) shares of the par value of One Mill ($.001) each are Class A Common Stock, Three Billion (3,000,000,000) shares of the par value of One Mill ($.001) each are Class A - Special Series 1 Common Stock, Five Million (5,000,000) shares of the par value of One Mill ($.001) each are Class C Common Stock, Fifty Million (50,000,000) shares of the par value of One Mill ($.001) each are Class C -





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         Special Series 1 Common Stock, Five Million (5,000,000) shares of the par value of One Mill ($.001) each are Class D Common Stock, Fifty Million (50,000,000) shares of the par value of One Mill ($.001) each are Class D - Special Series 1 Common Stock, Five Million (5,000,000) shares of the par value of One Mill ($.001) each are Class E Common Stock, Fifteen Million (15,000,000) shares of the par value of One Mill ($.001) each are Class E - Special Series 1 Common Stock, and Nine Hundred and Seventy Million (970,000,000) shares of the par value
         of One Mill ($.001) each are unclassified.    The total number of
         shares the Corporation is authorized to issue and the aggregate par value of all shares having par value remains unchanged.

         IN WITNESS WHEREOF, this Certificate of Correction has been executed on behalf of the Corporation by its President and attested by its Secretary. The President acknowledges this Certificate of Correction to be the corporate act of the Corporation and certifies that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects, under the penalties for perjury.

Date :  April 30, 1991                     THE ARCH FUND, INC.


Attest:                                    By: /s/ Jerry V. Woodham
                                               --------------------------------
                                               Jerry V. Woodham, President

/s/ W. Bruce McConnel, III
---------------------------------
W. Bruce McConnel, III, Secretary





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